EXHIBIT 99.1

Contacts
Bill Wells - Media
Thomas H. Muller, Jr. - Financial
770-242-8723

SpectRx, Inc. Completes $7.3 Million Private Placement

NORCROSS, Ga., (March 26, 2004) -- SpectRx, Inc. (OTCBB: SPRX) today announced the completion of a private placement to institutional and private investors of a new series of its preferred stock and of warrants to purchase shares of its common stock. Proceeds to the company were approximately $7.3 million, prior to the payment of placement agent fees and expenses.

Subject to customary adjustments, the preferred stock is convertible into, and the warrants are exercisable for, 4,886,690 and 4,886,690 shares of common stock, respectively. The warrants are currently exercisable. One-half of the warrants permit the holders to purchase shares of SpectRx common stock at a price of $1.65 per share, and the other half, at $2.25 per share. The placement also included a registration rights agreement between the company and the purchasers, requiring registration of the underlying common shares.

Of the proceeds, approximately $1.0 million represents the conversion of debt into securities issued in the financing. The remaining funds are intended for use in product development, working capital and other corporate purposes.

Neither the shares of SpectRx preferred stock, nor the warrants to purchase shares of SpectRx's common stock, nor shares of common stock issuable upon conversion of the preferred stock or exercise of the warrants, have been registered under the Securities Act of 1933, as amended, and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

About SpectRx

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of SpectRx to continue as a going concern, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent quarterly reports.

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